Exhibit 99.1

FOR MORE INFORMATION, PLEASE CONTACT: HANOVER|ELITE Dodi Handy or Kathy Addison 407-585-1080 or via email at SSNT@hanoverelite.com

SILVERSUN TECHNOLOGIES REPORTS PROFITABLE SECOND QUARTER 2013 RESULTS

Double Digit Revenue Growth Trend Persists for Seventh Consecutive Quarter;
Company Remains on Pace to Achieve Record Revenues of $16+ Million for Full Year

LIVINGSTON, NJ – (Marketwired) – August 13, 2013 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced its second quarter results for the three and six months ended June 30, 2013.

Financial Highlights for Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012:

•	Revenues increased to $3,870,598, rising 26% from $3,071,425.
o	Software sales climbed 14% to $528,368 from $462,151.
o	Services revenues totaled $3,342,230, increasing 28% from $2,609,264.
•	Income from operations rose to $77,339 from a loss from operations of $319,781
•	Net income was $62,185, or $0.00 earnings per basic and diluted share, compared to a net loss of $334,031, or 0.00 loss per basic and diluted share.

Financial Highlights for the Six Months Ended June 30, 2013 Compared to the Six Months Ended June 30, 2012:

•	Total revenues rose 32% to $7,915,137 from $5,980,284.
o	Software sales were $1,244,628, up 51% from $821,135.
o	Services revenues increased 11% to $6,670,509 from $5,980,284.
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Income from operations rose to $208,979, representing a significant improvement over a loss from operations of $1,005,372. The notable increase was largely due to non-cash share based compensation of $1,127,450 recorded for the six months ended June 30, 2013 offset by higher non-cash depreciation and amortization expenses booked in the 2013 six-month period.

•	Net income totaled $177,715, or $0.00 per basic and diluted share, rising from a net loss of $1,042,222, or $0.01 loss per basic and diluted share.
•	The Company generated $286,880 in net cash from operations, which compared to using net cash of $58,158 in its operation in the prior year.
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During the first six months of 2013, the Company’s revolving bank line of credit was paid back in full, bringing the total amount available under the line at June 30, 2013 to $741,936 after factoring certain recurring contractual fees and obligations.

As of June 30, 2013, the Company had $57,573 in cash and cash equivalents; $1,238,469 in accounts receivable; zero long term debt; and total stockholders’ deficit of $599,480.

Operational Highlights for the Six Months Ended June 30, 2013

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Sales of the Company’s proprietary, cloud-based business management solutions created specifically for the U.S. craft brewery and distribution industry have continued to increase since its introduction to market in early 2012; and the number of new sales prospects continues to climb.

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In association with the Company’s national expansion strategy, SWK Technologies, Inc., SilverSun’s principal operating subsidiary, established operations in Dallas, Texas to support Sage partner accounts secured from Colleyville, Texas-based SGEN, LLC (d/b/a Software Generation) and Point Solutions, LLC (d/b/a FusionRMS.com).  In June, SWK signed a Letter of Intent to acquire VICOR Business Services, Inc., a Bethesda, Maryland-based provider of financial and business management consulting services with specific expertise in compliance-oriented federal contracting with U.S. government agencies.

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The Company has continued to grow its Sage ERP X3 practice, booking several major orders during the period.  Management further reported that it is currently managing record volume of new business opportunities in its sales pipeline.

•	In April, SilverSun engaged Network One Securities, Inc. to advise its management team on financial strategies to support its current growth initiatives.

Mark Meller, Chairman and CEO of SilverSun, stated, “We are very pleased to report a very strong quarter reflecting notable sales and earnings growth.  In fact, this marks our seventh consecutive quarter of double-digit revenue increases and puts us firmly on pace to exceed a record $16 million in total revenues for the full year.  We are especially pleased with our efforts to grow monthly recurring revenues stemming from our expanding line of proprietary managed services offerings.  The results clearly demonstrate and validate that our business growth strategies are indeed working and that we are building meaningful momentum in enhancing our Company’s long term value for our many trusted stakeholders.”

For more details on SilverSun’s first quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

About SilverSun Technologies, Inc.
Headquartered in Livingston, New Jersey, SilverSun Technologies is involved in the acquisition and build-out of technology and software companies engaged in providing best of breed management applications and professional consulting services to small and medium size businesses (SMBs) in the manufacturing, distribution and service industries.  Serving as SilverSun’s principal operating subsidiary, SWK Technologies, Inc. employs national direct and channel sales teams, and a consulting team, all of which serve a growing customer base spanning the United States and Canada.  For more information, please visit www.silversuntech.com, www.swktech.com or www.mapadoc.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information about management's view of SilverSun Technologies’ future expectations, plans and prospects.  In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements.  Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of SilverSun Technologies, its subsidiaries and concepts to be materially different than those expressed or implied in such statements.  Unknown or unpredictable factors also could have material adverse effects on SilverSun Technologies’ future results.  The forward-looking statements included in this press release are made only as of the date hereof.  SilverSun Technologies cannot guarantee future results, levels of activity, performance or achievements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Finally, SilverSun Technologies undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by SilverSun Technologies.